UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

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ACETO CORPORATION

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 Dear Fellow Shareholders:

On behalf of the Board of Directors and our employees on three different continents we are very pleased to present to you with our fiscal year ending June 30, 2013 Annual Report on Form 10-K and the associated corporate proxy statement. We achieved all time record levels in total revenue, earnings per share, and EBITDA, a commonly used metric in the financial community, while continuing to execute upon our strategic plan. This performance continues a 4-year growth trend in these important metrics. All three of our business segments, Human Health, Pharmaceutical Ingredients, and Specialty Chemicals achieved improved sales and profitability on a year-on-year basis in 2013 and are important to our continued prosperity.

Adjusted 5 Year Selected Financial Data

(in millions, except per share amounts)	2013	2012	2011	2010	2009
Net Sales	$499.7	$444.4	$412.4	$346.6	$322.6
EBITDA*	$ 46.9	$36.0	$25.1	$17.9	$14.7
Earnings Per Share (non-GAAP)*	$0.89	$0.65	$0.47	$0.39	$0.35
Cash Dividends Per Share	$0.22	$0.20	$0.20	$0.20	$0.20

*A reconciliation to the most directly comparable US GAAP measure is provided on the internet at www.aceto.com

We achieved these all-time record levels of performance while completing a transition within the C-suite, which was planned and implemented over the past two years. As many of you know by now, and can be seen from the signatures at the bottom of this letter, effective this past January 1st. I (Salvatore Guccione) became the Chief Executive Officer and I (Albert Eilender) retained the position of Chairman of the Board. The Board of Directors has felt that the longer term goal of separating the C-Suite functions was desirable. From a Governance standpoint as well as a way to more sharply focus attention on both the operational and strategic issues faced by a corporation in today’s ever growing complex world, a distinction in responsibilities is beneficial.

As our shareholder you have witnessed a fundamental strategic shift in the direction of the Company. At this point in time 63% of our revenue and 72% of our profits are generated by business segments related to industries that provide products for direct human consumption and human health benefit. This shift in our business is a strategic, well thought out plan which will continue. Even as our ongoing emphasis towards products for human consumption continues with increasing global demand a driver for growth, we have not however abandoned the foundations of what was the core chemical distribution sector. We continue to support that area of the company through geographic and product line expansion, as well as additional human capital as is required to achieve our growth initiatives.

Our commitment to QUALITY ASSURANCE is the basis of all our business activities. The interactions with suppliers and customers focus on quality and that is something with which there is no compromise. With that as a premise, coupled with the efforts of our personnel in Hamburg Germany, Mumbai India, and Shanghai China, among other company locations, we are able to leverage our core business competencies of product sourcing, logistics, technical and regulatory support as keys to our value-added proposition that is the cornerstone of the ACETO Corporation.

FINANCIAL REVIEW

Net sales for the fiscal year ended June 30, 2013 were $499.7 million, a 12.4% increase from $444.4 million for fiscal year 2012. Gross profit for fiscal 2013 was $98.3 million, an increase of 19.8% from $82.0 million in fiscal 2012. For fiscal 2013, the Company’s net income increased by 31.5% to $22.3 million, or $0.81 per diluted share, compared to $17.0 million, or $0.63 per diluted share in fiscal 2012. After adjusting for certain charges in both years, ACETO’s net income for fiscal 2013 was $24.3 million, or $0.89 per diluted share, compared to $17.5 million, or $0.65 per diluted share, for fiscal 2012.

The Company ended fiscal 2013 with a strong balance sheet with over $35.0 million in cash, cash equivalents and short term investments. Our strong operating performance allowed us to reduce our bank debt by $13.7 million during 2013 to $32 million, leaving us with essentially zero net debt at the end of the fiscal year.

A LOOK AHEAD

We begin fiscal 2014 with positive momentum and we are well positioned to invest in our growth initiatives. As we continue to grow the company we will do so by focusing on both internal and external activities.

The inward focus is to continue to seek additional products and markets to expand our product offerings. The key question that is asked on every sales call is…”what additional products or needs do you have now or will you have in the foreseeable future?” Our internal business pipelines in the Human Health and Pharmaceutical Ingredients areas continue to develop and will, in part, be the basis for growth in the years ahead. Performance Chemicals has two business units associated within this segment. In the historical chemical distribution business we are actively engaged in seeking additional products, product lines and geographic opportunities to enhance that business. In the Agricultural Protection Products component we continually interact with our major farm distribution partners to search out new product opportunities where we can profitably enter new markets. We are of course always cognizant of the need to control costs; our attention to the bottom line is unwavering.

On the external side, we are interested, where prudent, in accelerating our growth by making acquisitions which add to our strategic business vision. We have this past year looked at and evaluated a number of acquisition opportunities which, for one reason or another, either did not meet our long-term objectives or wound up being more costly than we felt was appropriate for our company. We continue to explore external growth initiatives as an ongoing process, but there is no way of predicting when or if we will be able to bring an external acquisition to fruition. Our guiding principle in this regard, is that our long-term financial well-being should not be put at risk for any acquisition and that the first full year post acquisition should be accretive.

CLOSING

As was mentioned in last year’s shareholder letter, we have continued to be active this past year in our outreach to both current and potential shareholders, and at sponsored financial institutional conferences. Our objective is twofold: to increase the awareness of our Company within the financial and investment communities and to potentially bring our company to the attention of those who might have interest in either partnering or divesting their companies, product lines or in some other manner engaging with us in a business relationship. We are always seeking new venues and opportunities to tell the ACETO story and share our vision for the Company’s future.

This fiscal year our stock price increased by 54% after seeing a 35% increase last year. We began the fiscal year trading at $ 9.03 per share and closed our fiscal year on June 30, 2013 at $ 13.93 per share. We firmly believe that, ultimately, it is our financial performance which will indicate how we are truly perceived and valued by the investment community and in that regard, performance is both our driving and guiding force.

We are pleased to have announced a 9% increase in the quarterly dividend bringing the projected yearly distribution amount to $ 0.24/share. This increase reflects our strong confidence in the future of our Company and the strength of our financial position. Our shared objective is to continue to build long-term shareholder value through sustainable top and bottom line growth.

Our appreciation is ongoing to all our employees, customers, suppliers and stakeholders for their support, contributions and commitment as we continually strive to improve your company.

Lastly, we would be remiss if we did not convey our sincere appreciation to Robert Wiesen who, for 20 years as a member of the ACETO Board of Directors, provided valuable guidance on a wide range of issues. Rob will not be standing for election at our Annual Meeting. Rob’s past contributions to Aceto, as well as the past and continuing guidance and advice provided by the entire Aceto Board of Directors are very much appreciated.

Sincerely,

Albert L. Eilender	Salvatore J. Guccione
Chairman of the Board	Chief Executive Officer